Exhibit 99.1

News Release

International Game Technology Announces a 50% Dividend Increase

(LAS VEGAS – June 4, 2013) – International Game Technology (NYSE: IGT) announced today its Board of Directors declared a cash dividend of $0.09 per share on its common stock, a 50% increase compared to the dividend paid in the same quarter last year. This marks the 41th consecutive quarter that the Company has paid a dividend, the longest, current streak in the gaming industry.

“We are pleased to announce another significant increase in our quarterly cash dividend,” said Patti Hart, CEO of IGT. “This is a clear signal that our strategy is driving strong financial performance and that we are committed to returning capital to shareholders in an effective and judicious matter.”

The dividend is payable on July 5, 2013 to shareholders of record on June 20, 2013.

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About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for regulated markets around the world. IGT's acquisition of DoubleDown Interactive provides engaging social casino style entertainment to more than 6 million players monthly. More information about IGT is available at IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com

News Release

International Game Technology Announces a 50% Dividend Increase

IGT Contacts:

Michael Greene

Senior Manager, Investor Relations

Kate Pearlman

Vice President, Investor Relations and Treasury

+1 866-296-4232